As filed with the Securities and Exchange Commission on November 30, 2016

Registration No. 333-163986

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEAN SHORE HOLDING CO.

(exact name of registrant as specified in its charter)

New Jersey	80-0282446
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1001 Asbury Avenue

Ocean City, NJ 08226

(609) 399-0012

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Ocean City Home Bank

Savings and Investment Plan

(Full Title of the Plan)

Copies to:

Steven E. Brady President and Chief Executive Officer 1001 Asbury Avenue Ocean City, NJ 08226 (609) 399-0012	Aaron M. Kaslow, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005 (202) 508-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on December 23, 2009 by Ocean Shore Holding Co., a New Jersey corporation (the “Ocean Shore”):

Registration Statement on Form S-8, File No. 333-163986, registering 526,697 shares of common stock, par value $0.01 per share, for issuance under the Ocean City Home Bank Savings and Investment Plan.

Pursuant to the Agreement and Plan of Merger, dated as of July 12, 2016, by and among OceanFirst Financial Corp., Masters Merger Sub Corp. and Ocean Shore, Ocean Shore will be acquired by OceanFirst Financial Corp. The acquisition will be accomplished by the merger of Masters Merger Sub Corp. with and into Ocean Shore (the “Merger”), which will become effective at 5:32 p.m. on November 30, 2016.

In connection with the Merger, Ocean Shore is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Ocean Shore hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Ocean Shore Holding Co. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ocean City, New Jersey on November 30, 2016.

OCEAN SHORE HOLDING CO.

By:	/s/ Steven E. Brady
Steven E. Brady
President and Chief Executive Officer
(principal executive officer)

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.